Exhibit 10.55

[Freddie Mac letterhead]

July 24, 2007

Michael Perlman
51 Starr Court
Atlantic Highlands, NJ 07716

Re:  Cash Sign-On Payment Letter Agreement

Dear Mike:

As additional consideration for your acceptance of Freddie Mac’s offer of employment as set forth in your July 24, 2007 offer letter, Freddie Mac has agreed to pay you a cash sign-on payment in the amount of $550,000 minus appropriate lawful deductions. You will receive this payment within thirty (30) days of your actual start date.

You understand and agree that you are obligated to repay Freddie Mac the full amount of this sign-on payment in the event that, prior to the second anniversary of your actual start date: (1) Freddie Mac terminates your employment pursuant to Freddie Mac Policy 3-214 (Progressive Discipline) (or any subsequent policy thereto); (2) Freddie Mac terminates your employment due to “Gross Misconduct” or a “Loss of Confidence” as such terms are defined in Policy 3-254.1 (Severance — Officers and Covered Directors) (or any subsequent policy thereto), as applicable; or (3) you resign from Freddie Mac.

You also understand and agree that any payment that you may be required to make to Freddie Mac under the terms of this letter agreement must be paid in full immediately prior to your termination or resignation of employment. In the event that you fail immediately prior to termination to make the requisite reimbursement: (1) you agree and authorize Freddie Mac to withhold any unpaid sums (or a portion thereof) from your final paycheck and (2) you understand and agree that you will pay any and all of Freddie Mac’s reasonable expenses, including attorney’s fees and other costs, incurred in its obtaining repayment and collection of any unpaid sums.

During the course of your review of your offer of employment, including this letter agreement, you have had the opportunity to consult with appropriate financial, legal or tax advisors about the possible consequences arising from the terms and conditions thereof.

Michael Perlman

July 24, 2007

You further understand and agree that nothing in this letter agreement is intended nor shall be interpreted to represent a contract of employment for a specified term or duration. As such, in the absence of any other contract between you and Freddie Mac to the contrary, your employment with Freddie Mac remains at will and may be terminated at any time for any lawful reason by the company or by you.

Please retain a copy of this letter agreement for your files. In addition, kindly sign the enclosed copy of this letter agreement to signify that you accept its terms, and return the signed copy to Julie L. Peterson, Freddie Mac, 8250 Jones Branch Drive, MS A35, McLean, VA 22102 at your earliest convenience. Please note that we will not be able to process payment of the sign-on payment until we have received your signed copy of this letter agreement.

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:	/s/ Paul G. George
Paul G. George
Executive Vice President, Human Resources and Corporate Services

/s/  Michael Perlman
Michael Perlman

Agreed to as of the 25th day of July, 2007.

Enclosure